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                                                                   Exhibit 99.6

                                CERIDIAN CORPORATION
                              PERSONAL INVESTMENT PLAN
                                   1995 REVISION

                          EIGHTH DECLARATION OF AMENDMENT


Pursuant to the retained power of amendment contained in Section 10.2 of the Ceridian Corporation Personal Investment Plan--1995 Revision, the undersigned hereby amends the Plan in the manner set forth below.

1. Section 3.2(B) thereof is amended by adding a new final sentence which reads as follows:

     "Notwithstanding the foregoing, an Active Participant who is an Employee of Paragon, Inc., or an Employee of the Company with employment duties principally related to the Company's Computing Devices International division, immediately prior to the date on which the Company sells substantially all of the assets of the Computing Devices International division, including all of the outstanding capital stock of Paragon, Inc., to General Dynamics Corporation and/or one or more of its affiliates will be eligible to share in the Performance-Based Matching Contribution, if any, for the 1997 Plan Year even if he or she is not actively employed with an Affiliated Organization on December 31, 1997, but only if he or she is not an SBC Participant described in the prior sentence."

2. Section 6.5(C) is amended by adding a new clause (5) which reads as follows:

     "(5) Notwithstanding Subsection (C)(4), in the case of a borrower who (a) is an Employee of Paragon, Inc., or an Employee of the Company with employment duties principally related to the Company's Computing Devices International division, immediately prior to the date on which the Company sells substantially all of the assets of the Computing Devices International division, including all of the outstanding capital stock of Paragon, Inc., to General Dynamics Corporation and/or one or more of its affiliates and (b) on such date either continues to be an employee of Paragon, Inc. or becomes an employee of General Dynamics Corporation or any other entity that together with General Dynamics Corporation is treated as a single employer pursuant to Code section 414(b) or 414(c) (a "General Dynamics Affiliate"), the balance of the borrower's outstanding loan or loans will not be accelerated or be in default solely as a result of his or her continuing to be employed by Paragon, Inc. after the sale thereof or becoming employed by General Dynamics Corporation or any General Dynamics Affiliate if and so long as he or she (w) remains employed with General Dynamics Corporation or any General Dynamics Affiliate, (x) authorizes General Dynamics Corporation and each General Dynamics Affiliate to deduct from the borrower's pay the amount of any payments due under the terms of the loan; (y) does not elect to receive a distribution of any portion of his or her Account pursuant to Section 8.1 while the loan remains outstanding and (z) signs such documents and satisfies all other terms of the


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     loan or loans and such other conditions as may from time to time be required pursuant to the terms of the Plan or Plan Rules."

3. Section 6.5(H) thereof is amended by adding thereto a new final sentence which reads as follows:

     "A Participant described in Subsection (C)(5) may also repay the entire balance of any outstanding loan without penalty at any time prior to the first anniversary of the date the loan was made."

4. Section 8.1(A)(1) thereof is amended by substituting "$5000" for "$3500" each place it appears therein.

5.   Section 11.3 thereof is amended to read as follows:

     "11.3 ADMINISTRATOR. The 'Administrator' of the Plan is an individual or committee designated by the Company.

The amendments set forth at items 1, 2 and 3 above are effective as of December 31, 1997 subject to the closing of the sale of substantially all of the assets of the Company's Computing Devices International division to General Dynamics Corporation and/or one or more of its affiliates on that date; the amendment set forth at item 4 above is effective as of January 1, 1998; and the amendment set forth at item 5 above is effective as of January 1, 1997. The amendments set forth at items 4 and 5 apply to all Participants, including those who terminated employment before the effective date of such provisions, and the Beneficiaries of all deceased Participants, including those who died before the effective date of such provisions.

IN WITNESS WHEREOF, the undersigned has caused this instrument to be executed by its duly authorized officers this 19th of December, 1997.

                                   CERIDIAN CORPORATION


Attest:/s/John A. Haveman               By:/s/J. H. Grierson
       -----------------------             ----------------------
          Secretary                          Vice President


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